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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.

                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record limited in amount as provided by Rule 18f-1 promulgated under the Investment Company Act of 1940. The undersigned understands that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 promulgated under the Investment Company Act of 1940, the registrant has caused this Notification of Election to be duly executed on its behalf in the city of Houston and the state of Texas on the 29th day of March, 2005.

                                     Signature:              AIM EQUITY FUNDS on behalf of
                                     AIM Aggressive Growth Fund                  AIM Emerging Growth Fund
                                     AIM Blue Chip Fund                          AIM Large Cap Basic Value Fund
                                     AIM Capital Development Fund                AIM Large Cap Growth Fund
                                     AIM Charter Fund                            AIM Mid Cap Growth Fund
                                     AIM Constellation Fund                      AIM Select Basic Value Fund
                                     AIM Dent Demographic Trends Fund            AIM Weingarten Fund
                                     AIM Diversified Dividend Fund


                                     By: /s/ ROBERT H. GRAHAM
                                        ---------------------------------------
                                              (Robert H. Graham)

                                                     President
                                        ---------------------------------------
                                                     (Title)
Attest: /s/ John H. Lively
        ------------------------
           (John H. Lively)

          Assistant Secretary
        ------------------------
                 (Title)

                  PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1846 (10-03)